Exhibit 10.19

Gossamer Bio, Inc.

3013 Science Park Road, Suite 200,

San Diego, CA 92121

July 20, 2018

HH Goss Holdings LLC

Suite 2202, 22nd Floor

Two International Finance Centre

8 Finance Street

Central, Hong Kong

Attention: Michael Yi / Ting Jia

Email: myi@hillhousecap.com;

ting.jia@hhresearch.com

With a copy to: Adam Hornung

Email: Legal@hillhousecap.com

Re: Board Designation Right

To Whom it May Concern:

This letter agreement (this “Letter Agreement”) is made and entered into by and between Gossamer Bio, Inc., a Delaware corporation (the “Company”), and HH Goss Holdings LLC (together with its affiliates, “Hillhouse”). Reference is hereby made to the Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated on or about the date hereof, by and among the Company, Hillhouse and certain other purchasers listed from time to time on Schedule A to the Purchase Agreement, pursuant to which Hillhouse is purchasing shares (the “Shares”) of the Company’s Series B Preferred Stock, $0.0001 par value per share. In connection with the purchase of the Shares by Hillhouse, the parties hereto agree as follows:

1.    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Asthma Data Read-Out” shall mean the first public data read-out of interim results from the GB001 Phase 2 clinical trial.

“Board” shall mean the Board of Directors of the Company;

“Effective Date” “shall mean the date of the closing of the IPO;

“IPO” shall mean the initial public offering of shares of the Company’s common stock; and

“Necessary Action” shall mean using best efforts, subject to applicable law and listing standards, to cause such result that are within the power of the Company, including (i) causing members of the Board, subject to any fiduciary duties that such members may have as directors of the Company, to act in a certain manner, including causing members of the Board or any nominating or similar committee of the Board to recommend to the stockholders of the Company the appointment of any Hillhouse Designee (as defined in Section 2 of this Letter Agreement) as provided by this Agreement and to not withdraw or adversely modify such recommendation, (ii) executing agreements and instruments consistent with the terms hereof and refraining from taking any action that would reasonably be expected to adversely affect the election of the Hillhouse Designee, (iii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result, and (iv) soliciting proxies and votes from the Company’s stockholders in favor of such recommendation.

2.    Board Designation Right. From the Effective Date until the termination of this Letter Agreement, the Company shall take all Necessary Action to designate one (1) individual designated by Hillhouse from time to time (including any replacement thereof, the “Hillhouse Designee”) to the Board; provided that if at any time prior to the Effective Date, Hillhouse ceases to beneficially own at least 20% of the Shares issued to it under the Purchase Agreement, this Agreement shall not become effective and shall be of no further force or effect. If the Company adopts a classified Board, the Company shall take all Necessary Action to cause the Hillhouse Designee to be part of the class with the longest remaining term. In the event that the Hillhouse Designee shall cease to serve as a director for any reason, the Company shall take all Necessary Action to ensure that the vacancy resulting therefrom is not filled until Hillhouse has designated a replacement and the Company shall take all Necessary Action to cause the vacancy to be filled by any replacement Hillhouse Designee as soon as practicable following Hillhouse’s designation of a replacement pursuant to the above provisions. The Company shall take all Necessary Action to appoint the Hillhouse Designee to any committee of the Board that Hillhouse requests, provided that the Hillhouse Designee shall be a director and shall be eligible to serve on such committee under applicable law or listing standard.

3.    Transfer of Rights. None of the rights or obligations in this Letter Agreement may be transferred or assigned by either party hereto without the prior written consent of the other party.

4.    Termination. If this Letter Agreement is not earlier terminated pursuant to Section 2 hereof, this Letter Agreement shall terminate and be of no further force or effect at such time as Hillhouse ceases to beneficially own at least 5% of the outstanding voting stock of the Company, or upon the later of (i) eighteen (18) months following the Effective Date or (2) six (6) months following the date of the Asthma Data Read-Out.

5.    Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.    Counterparts. This Letter Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same instrument.

7.    Amendments and Waivers. This Letter Agreement may be amended and the observance of any provision herein may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of both parties hereto.

8.    Entire Agreement. This Letter Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreement and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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If you agree with the terms of this Letter Agreement, kindly countersign below.

Regards,

Gossamer Bio, Inc.

By:	/s/ Faheem Hasnain

Name:	Faheem Hasnain

Its:	Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

HH Goss Holdings LLC

By:	/s/ Colm O’Connell

Name:	Colm O’Connell
Its:	Authorized Signatory
Dated:	July 20, 2018